Exhibit 99.1

Share Purchase Agreement

This Share Purchase Agreement (this “Agreement”) is made this 26th day of September 2016 by and among Robert B. Ashton, on his own behalf and on behalf of the other entities listed in Exhibit A (the “Seller”) and the entity executing the Buyer’s signature page hereto (the “Buyer”).

Whereas,	Seller owns ordinary shares, par value NIS 0.04 per share (the “Ordinary Shares”), of Jacada Ltd., a company formed under the laws of the State of Israel (the “Company”), and wishes to sell to Buyer 300,000 of the Ordinary Shares it owns on the terms and conditions set forth herein, and Buyer wishes to purchase such Ordinary Shares from Seller.

Now Therefore, the Parties Hereby Agree as Follows:

1.	Purchase and Sale of Shares.

1.1.	Sale of Shares.

Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer an aggregate amount of three hundred thousand (300,000) Ordinary Shares (the “Sale Shares”), each as set out opposite its name in Exhibit A, for consideration consisting of a purchase price of $4.50 per Sale Share and an aggregate amount of $1,350,000 (the “Purchase Price”).

1.2.	Closing.

1.2.1.	The closing of the sale and purchase of the Sale Shares (the “Closing”) shall take place at the office of the Buyer, on such date and time as is selected by the Buyer and the Seller (“Closing Date”) which must be after the satisfaction of all of the Closing Conditions (as defined below) which must be within 14 days of the date hereof (the “Termination Date”).

1.2.2.	Prior to the Closing Date, Seller shall cause to be transferred to Buyer the Sale Shares in electronic form via book entry transfer to the account maintained by Buyer’s broker at The Depository Trust Company (“DTC”), pursuant to at the instructions as shall be communicated by Buyer (“Buyer’s Brokerage Account”), with such accompanying documentation as may be required by the Buyer’s transfer agent, to effect the transfer of the Sale Shares, including, but not limited to, stock powers bearing an appropriate medallion signature guarantee.

1.2.3.	At the Closing:

(i)	Seller shall deliver confirmation (the “Confirmation”) to Buyer of the transfer of the Sale Shares to Buyer and the deposit of the Sale Shares into Buyer’s Brokerage Account; and

(ii)	Buyer, subject to the receipt of the Confirmation, shall deliver the Purchase Price to Seller in accordance with the instructions appearing beneath Seller’s signature on the signature page hereto.

1.2.4.	The following shall be conditions to the consummation of the Closing (the “Closing Conditions”):

(i)	Transfer by Seller to Buyer’s Brokerage Account of the Sale Shares in electronic form via book entry transfer to the account maintained by Buyer’s broker at DTC.

2.	Representations and Warranties of Seller

As an inducement to Buyer to enter into this Agreement and to purchase the Sale Shares, Seller hereby represents and warrants to the Buyer as follows:

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(i)	Ownership of Shares. Seller is the record and beneficial owner of the Sale Shares and has sole power over the disposition of the Sale Shares. The Sale Shares are free and clear of any liens, claims, encumbrances, and charges.

(ii)	No Other Transfer. The Sale Shares have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by Seller except pursuant to this Agreement.

(iii)	Authorization; Enforceability. Seller has the legal right to enter into and to consummate the transaction contemplated hereby and otherwise to carry out Seller’s obligations hereunder. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all requisite action by Seller, and the Agreement, when executed and delivered by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(iv)	No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transaction contemplated hereby do not conflict with or result in a violation or breach of any contract or agreement to which Seller is a party. No consent or approval of, or notice to, any party is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

(v)	Not an Affiliate. Seller is not now an affiliate of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

(vi)	No Brokers. Seller has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transaction contemplated hereby.

(vii)	Nature of Shares. The Sale Shares currently do not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.

(viii)	Experience and Knowledge. Seller acknowledges and agrees that it (i) has extensive knowledge and experience in financial and business matters; and (ii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects.

(ix)	No Fiduciary Duty. Seller hereby acknowledges and agrees that (i) at present there is a very limited public market for the Sale Shares; (ii) the purchase and sale of the Sale Shares is taking place in a private transaction between Seller and Buyer in an arm’s length commercial transaction at a price negotiated and agreed to by Seller as the best possible current price for the Sale Shares; (iii) Seller is solely responsible for making its own judgments in connection with the Agreement (irrespective of whether the Company, its executive officers, auditors, or other representatives have advised or are currently advising the Company or Seller on related or other matters); and (iv) has not rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to Seller, in connection with such transaction or the process leading thereto.

3.	Representations and Warranties of the Buyer.

Buyer hereby warrants and represents to Seller that:

(i)	Authorization; Enforceability. Buyer has the legal right to enter into and to consummate the transaction contemplated hereby and otherwise to carry out Buyer’s obligations hereunder. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite action by Buyer, and the Agreement, when executed and delivered by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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(ii)	Investor Representations. Buyer (i) has extensive knowledge and experience in financial and business matters; (ii) has had access to all information as to the Company as it has desired; (iii) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the operations of the Company, its business and prospects; (iv) has received sufficient and satisfactory answers to all questions posed to the Company to evaluate the merits and risks of the transaction contemplated by this Agreement; (v) is aware that, at present, there is a very limited public market for the Sale Shares; (vi) has adequate means of providing such Buyer’s current financial needs and foreseeable contingencies and has no need for liquidity of its investment in the Sale Shares for an indefinite period of time; and (vii) is aware that an investment in the Sale Shares involves a number of very significant risks.

(iii)	Brokerage Fees. Buyer has taken no action that would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transaction contemplated hereby.

(iv)	No Other Representations or Information. In evaluating the suitability of an investment in the Sale Shares, Buyer has not relied upon any representation or information (oral or written) from Seller other than as stated in this Agreement.

4.	Miscellaneous.

4.1.	Default by Seller. Seller’s failure, or failure of Seller’s agents, representatives, brokers (“Seller’s Agents”) to transfer the Shares to Buyer’s Brokerage Account prior to the Closing Date shall constitute a default under this Agreement (“Default”). Nothing herein shall limit Buyer’s right to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein for an injunction against a violation of any of the terms hereof, or for the pursuit of any other remedy which it may have by virtue of this Agreement, for the failure of Seller, Seller’s Agents, or the Company and its transfer agent to deliver the Shares, and the Buyer shall have the right to pursue all remedies available to it at law or in equity, including, without limitation, a decree of specific performance or injunctive relief. In the event of Default, Seller shall pay to the Buyer the reasonable costs and expenses of collection and of any other actions referred to in this paragraph (a) or otherwise reasonably appropriate, including without limitation reasonable attorneys’ fees, expenses and disbursements.

4.2.	Default by Buyer. Buyer’s failure to deliver the Purchase Price to Buyer prior to the Closing Date shall constitute a default. If such default is not cured by the Termination Date, then Seller may terminate this Agreement by notice to Buyer. Until the Termination Date, Seller’s sole remedy in case of such a default shall be to delay the Closing. Upon Buyer’s timely cure of such a default, Seller shall be required to fulfill its obligations hereunder.

4.3.	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties.

4.4.	Choice of Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements entered into and to be performed entirely within the State of New York without applying its principles of choice of law.

4.5.	Submission to Jurisdiction. Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in New York County, the State of New York, having subject matter jurisdiction in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court. Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 5.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

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4.6.	Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE AND AGREES NOT TO REQUEST A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.7.	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or sent by overnight delivery by a nationally recognized overnight courier upon proof of sending thereof and addressed to the party to be notified at the address indicated for such party on its signature page hereto, or at such other address as such party may designate by written notice to the other parties.

4.8.	Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Seller and Buyer.

4.9.	Expenses. Each of the parties shall bear its own costs and expenses incurred with respect to the negotiation, execution, delivery, and performance of this Agreement.

4.10.	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.11.	Entire Agreement. This Agreement represents and constitutes the entire agreement and understanding between the parties with regard to the subject matter contained herein. All prior agreements, understandings and representations are hereby merged into this Agreement.

4.12.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Among other things, “or” is not exclusive and the singular may include the plural and the plural may include the singular, all as the context requires.

4.13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

4.14.	Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.15.	Further Acts. Each of Buyer and Seller shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transaction contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed on their behalf by an agent thereunto duly authorized, this Agreement as of the date first above written.

SELLER

Robert B. Ashton:

/s/ Robert B. Ashton

Name:

Seller Address:

c/o Kinetic Catalyst Partners LLC

6 Occom Ridge

Hanover, NH 03755

KCP II LLC:

By:	/s/ Robert B. Ashton
Name:	Robert B. Ashton
Title:	Managing Member

IGP DIGITAL INTERACTION LIMITED PARTNERSHIP:
registered number 550268247

By:	/s/ Haim Shani and /s/ Moshe Lichtman
Name:	Haim Shani and Moshe Lichtman
Title:	Managing Directors

Buyer’s Address: Precede Building, Hakfar Hayarok Ramat-Hasharon 47800 Israel